THIS AGREEMENT is made on 15 April 2022, (hereinafter referred to as the "Effective Date").

BETWEEN

SECM SDN. BHD. (192585-H), a company incorporated in Malaysia and having its principal place of business at No. 2C, 2nd Floor, Jalan PJS 7/3A, Bandar Sunway, 47500 Subang Jaya, Selangor Darul Ehsan, Malaysia (hereinafter referred to as "**SECM**" or "Client") of the one part.

AND

MERCU TEKUN SDN. BHD ***(1159698-U)***, a company incorporated in Malaysia and having its principal place of business at No. 7-2, Jalan Sepah Puteri 5/1B, Seri Utama Business Centre, Kota Damansara, 47810 Petaling Jaya , Selangor Darul Ehsan, Malaysia (hereinafter referred to as **"MTSB"** or "Service Provider") of the other part.

WHEREAS

1. SECM is a well established electrical engineering firm which involves in all aspects of electrical and associated engineering services.

2. MTSB is engaged in research, development and commercialization activities with expertise in the design and development of space systems based on advanced and innovative technologies.

3. SECM desires to engage MTSB to ***provide deliverables for the installation works for C-Band Weather Radar (hereinafter referred to as "the Service") for the*** ***CONSTRUCTION WORKS FOR C-BAND RADAR SYSTEM*** (hereinafter referred to as "the Project") for **METEOROLOGICAL DEPARTMENT OF MALAYSIA "MET"** (hereinafter referred to as "the Project Recipient").

4. **KYOWA EXEO CORPORATION**, a Japan Company with its principal place of business at 3-29-20, Shibuya, Shibuya-ku, Tokyo 150-0002, Japan is the representative of Japanese Government (Japan Radio Division) and has been tasking to execute the Project in Malaysia together with ATSB® (hereinafter referred to as "**EXEO**").

5. MTSB has provided SECM with two quotations of price Ref. No. MT/SECM-SSWR/Q02-22 dated 15 Mar 2022 and MT/SECM-SSWR/Q03-22 dated 15 Mar 2022 for the abovementioned Project (hereinafter referred to as "the Quotations") as per **Appendix 1** of this Agreement.

5. SECM hereby accepts the Quotations and agrees to engage the Services provided by MTSB as listed in **Appendix 1** of this Agreement.

6. To facilitate this procurement, SECM has issued a Letter of Acceptance dated 30.03.2022 with the total sum of **RM1,365,306.56** (hereinafter referred to as "LOA") as per **Appendix 2** of this Agreement, as an official appointment of MTSB as the Contractor/Service Provider for the Project.

7. The works for the Project's delivery shall be commenced after the issuance of Letter of Acceptance by SECM.

8. Communication/Official documents submission to government agencies/local authorities for this project is done by MET. MTSB's role is only to facilitate the process.

NOW THEREFORE the parties hereby agree hereto as follows:

1. DEFINITION

"Acceptance Certificate" shall mean the issuance of **Signed Delivery Note.** PROVIDED THAT, a REVIEW on the Services performed/delivered by MTSB for the Project has been successfully conducted and approved by SECM. For avoidance of doubt, this certificate shall be issued by SECM to MTSB upon successful delivery of the Services as hereunder specified in **Appendix 1** and **Appendix 2** to this Agreement (Completion of Services performed by MTSB).

"Agreement" means the written instrument herein dated the day and year first written above embodying the Agreement between SECM and MTSB.

"Appendices" shall mean the attachments to this Agreement and shall be deemed part of this Agreement. List of attachments are as follows:

Appendix 1	:	Quotations; and
Appendix 2	:	LOA.

"Business day" shall mean the five days work day which is Monday to Friday.

"Project Recipient" shall mean MET.

"Completion Date" shall mean the date of the Service Provider is required to complete the Services in accordance to Clause 5 and 6 of this Agreement and completion of all other Service Provider's liabilities and obligations in respect of supply of the Services as set forth in **Appendix 1** and **Appendix 2** of this Agreement.

"Effective Date" shall mean the date of this Agreement in which the date of execution of this Agreement.

"Site" shall mean Met Malaysia Office, Batu Berendam, Melaka, Malaysia.

"Services" shall be defined as the performance of works and services as hereunder set forth in the **Appendix 1** and **Appendix 2** of this Agreement and all other Service Provider's liabilities/obligations in respect of the supply of the Service as set forth in Clause 5 and 6 of this Agreement.

"Term" means the period of validity of this Agreement as stipulated in Clause 2 of this Agreement.

2. PERIOD OF AGREEMENT

This Agreement shall commence from the Effective Date and shall remain valid till the Completion Date, unless extended pursuant to a written amendment signed by both parties, or terminated earlier pursuant to Clause 4.

3. PRICE AND METHOD OF PAYMENT

3.1 SECM shall pay MTSB the contract sum of One Million Three Hundred Sixty Five Thousand Three Hundred Eleven and Eighty Cents (RM1,365,311.80) (hereinafter referred to as "the Contract Sum") for the Services in the manner specified in the Quotation.

3.2 Payment to the Service Provider shall only be made AS PER TERMS & CONDITIONS set forth in Clause 3.3 of this Agreement, where and when applicable subject to **Acceptance Certificate** issued by SECM to the Service Provider as hereunder set forth in Clause 8.2 of this Agreement.

3.3 The payment terms of the Contract Sum shall be :-

i. 50% of the Contract Sum being the sum of RM682,655.90 within two (2) weeks of the client's receipt of the MTSB's 1st invoice;
ii. 30% of the Contract Sum being the sum of RM409,593.54 upon commencement of work on site; and
iii. 20% of the Contract Sum being the sum of RM273,062.36 upon completion of Services.

3.4 Subject to Clause 3.1, 3.2 and 3.3 hereinunder contained in this Agreement, SECM shall ONLY pay the Contract Sum to MTSB and the billing invoice shall be addressed to:

SECM SDN. BHD. (192585-H)
No. 2C, 2nd Floor,
Jalan PJS 7/3A,
Bandar Sunway,
47500 Subang Jaya, Selangor Darul Ehsan.
Attention: Ir. Lee Men Leng

3.5 Payment shall be made within two (2) weeks of the client's receipt of the original billing invoice from MTSB, by way of a telegraphic transfer or cheque from SECM's bank to MTSB's nominated bank which would be irrevocably executable on acceptance of the agreed milestone, or whichever manner agreed upon mutually by both Parties.

3.6 Notwithstanding the above, whenever any payment required by this Agreement is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

3.7 The price hereunder is already including taxes and duties inside the territory of MTSB.

4. TERMINATION

This Agreement may be terminated forthwith by notice in writing in the following instances:-

4.1 By either party, if the performance of this Agreement is prevented or substantially interfered with by an event of force majeure for a period of more than Ninety (90) days;

4.2 By either party, in the event that any material breach of this Agreement is not rectified to the satisfaction of the party within Thirty (30) days of written notice thereof to the other party;

4.3 By either party, if the other party is dissolved or liquidated, becomes insolvent or bankrupt, or if other events occur which are of similar effect under the laws of the Territory of the damages or to terminate this Agreement for any subsequent or continuing default of such or any other provision; and

4.4 By either party under mutual Agreement to terminate this Agreement on reason(s) agreed upon by both parties.

5. **OBLIGATION OF MTSB**

5.1 MTSB shall be an independent Service Provider performing the Agreement. The Agreement does not create any agency, partnership, joint venture or other joint relationship between the parties hereto.

5.2 MTSB shall deliver/perform/carry out the Services for the Project in accordance to **Appendix 1** and **Appendix 2** of this Agreement on the delivery time.

5.3 MTSB shall adhere and fulfill obligations under Clause 5 of this Agreement.

5.5 Delivery and completion of the Services shall be made by the Service Provider at the Site on or before 30 September 2022 (hereinafter referred to as "Completion Date") from the issuance date of Notice to Commence Work by SECM.

6. **SCOPE OF WORK**

6.1 The Service Provider shall deliver/perform/carry out the Services listed in **Appendix 1** and **Appendix 2** of this Agreement.

6.2 The Service Provider shall commence the Services upon receiving Notice to Commence Work from SECM subject to terms stipulated in the LOA. The Service Provider shall deliver/perform/carry out the Services according to the delivery time as agreed by both parties in this Agreement.

7. STATUS OF THE PARTIES

Neither Party is responsible for verifying the existence or sufficiency of the qualifications, authorizations, permits or licenses of the other Party and/or the other Party's employees. Each Party represents and warrants that it and any of its employees are authorized to work and are not acting and will not act during the term of this Agreement in violation of any applicable laws and the regulations thereunder or any agreement it has entered into with a third party. Each Party will indemnify the other Party against any and all claims, damages, losses and other liabilities including, but not limited to fines, penalties and/or attorneys' fees incurred by a Party because the other Party and/or the other Party's employees or agents are not authorized to perform all or part of the Services.

8. SECM's RIGHTS & OBLIGATIONS

8.1 SECM shall provide all such data and information as specifically requested by Service Provider and give such assistance as may be required by the Service Provider to enable the Service Provider to deliver/perform/carry out the Services. SECM shall have the exclusivity right to control, manage and supervise the performance of the Service Provider in all stages of the work in accordance with this Agreement. Notwithstanding the aforementioned, the Client shall in no circumstances be liable for any acts, omissions, default or neglect of the Service Provider.

8.2 SECM shall provide **Acceptance Certificate** to MTSB upon completion of the Project.

9. PROPRIETARY RIGHTS

9.1 MTSB guarantees that the Services delivered/performed under this Agreement shall not infringe any Intellectual Property rights including letters patent, registered designs, trademark or trade name.

9.2 MTSB shall fully indemnify SECM against any action claim, demand, costs, charges and expenses arising from or incurred by reason of any infringement or alleged infringement of letters patent, registered design, trade mark or trade name by use of such Services and against all cost and damages which SECM may incur in any action for such infringement and for which the SECM may become liable in any such action. Provided

always, that this indemnity shall not apply to any infringement which is due to the Service Provider having followed a design or instruction furnished by SECM.

9.3 MTSB obligation to indemnify SECM hereunder shall not exceed the total amount paid to MTSB by SECM for the allegedly infringing Services delivered/performed under this Agreement. This article specifies the entire liability of MTSB to SECM with respect to infringement or misappropriation of any copyrights, patents, trademarks, trade secrets, or other proprietary rights pertaining to the Services.

9.4 <u>Protection of Intellectual Property Right</u>

9.4.1 The protection of intellectual property rights and technology shall be enforced in conformity with the respective national laws and regulations of the Parties.

9.4.2 The use of the name, logo and/or official emblem of any of the Parties on any publication, document and/or paper is prohibited without the prior written approval of either party.

9.4.3 All intellectual property rights belonging to a party to prior to entry into this Agreement shall remain vested in such party and any party shall be prevented from infringing other party's rights or developing the same. Nothing in this Agreement is intended to transfer or licensing any intellectual property rights from either party to the other.

9.5 <u>New Intellectual Property Rights (Where Applicable)</u>

9.5.1 In the event that new Intellectual Property evolves or is generated or arises in the performance of or as a result of this Agreement, the Parties acknowledge that the same and full Intellectual Property rights therein shall be as the follows:-

i. jointly by the Parties or research results obtained through the joint activity effort of the Parties, shall be EXCLUSIVELY owned by SECM; and

ii. solely and separately by the Service Provider or the research results obtained through the sole and separate effort of the Service Provider, shall be EXCLUSIVELY owned by SECM.

10. CONFIDENTIALITY

10.1 The Receiving Party shall not disclose to any third party any Confidential Information except with Disclosing Party's prior written consent in which case the Receiving Party shall ensure that such third party shall abide to maintain the confidentiality of the information.

10.2 Both parties, in this case SECM and the MTSB shall not, either orally or in writing or in any form, make any public statements or comments on any matter relating to the work or project that is in progress to maintain secrecy and confidentiality.

10.3 The Receiving Party agrees to take all necessary precautions to safeguard any documents (within the definition of Confidential Information) which Disclosing Party may supply to the Receiving Party. Receiving Party may make copies of such documents only to the extent necessary for the work. On termination of this Agreement, the Receiving Party shall return all documents supplied by the Disclosing Party and any copies thereof.

10.4 The Receiving Party shall ensure that if under the provision of this article, any of the Confidential Information comes to the knowledge and/or to the possession of any third party, such third party shall be bound and abide by the same stipulations as contained in this article.

11. VERIFICATION

In order to verify the Service Provider's compliance with its obligations hereunder, at any time or from time to time during the performance of Services, employee(s) of SECM or a representative designated by it and reasonably acceptable to the Service Provider, may upon reasonable notice and inspect the manner in which the Services are being performed. Such rights of inspection shall include visiting sites at which the Service Provider performs the Services, observing performance of the Services or selected components thereof, and interviewing the Service Provider's personnel familiar with, or responsible for, performing the Services. MTSB shall cooperate with SECM's personnel or representatives in such inspections, and shall ensure that appropriate staff, computing and other resources are available as required in the course of such inspections. SECM shall bear its own costs associated with the exercise of the rights of inspection set out herein.

12. NON COMPLIANCE OF OBLIGATION

12.1 MTSB undertakes that in any event there is a non compliance with the obligations set forth in this Agreement, MTSB is obliged to rectify the obligations up to the satisfaction of SECM. In the event after receiving the request to rectify any non compliance as mentioned above, MTSB does not rectify such failure within a period of fourteen (14) days, SECM shall have the option to terminate the Agreement and stop payments of the remaining fee.

13. GUARANTEE AND LIABILITIES

Completion Time Guarantee

MTSB guarantees that it shall deliver/perform/complete the Services on the Completion Date and in accordance to Clause 5 and 6 of this Agreement.

14. INDEMNIFICATION

MTSB will indemnify SECM for any breaches arising out of the obligations set out in this Agreement not exceeding 10% of the total value of this Agreement under Clause 3.1.

15. LIMITATION OF LIABILITY

Each Party's liability for negligence, breach of this Agreement or any other claim in damages and losses shall not exceed 10% of the total amount/value of this Agreement. These limitations on either Party's liability shall survive the termination of this Agreement irrespective of the manner or method in which it is terminated.

16. MITIGATION

Each of the parties shall at all times take all reasonable steps to minimise and mitigate any loss for which the relevant party is entitled to bring a claim and the other party pursuant to this Agreement.

17. APPLICABLE LAW

This Agreement shall be governed and interpreted and enforced in accordance with the Laws of Malaysia and submit to the exclusive jurisdiction of the Courts of Malaysia.

18. DISPUTE RESOLUTION

18.1 The parties shall use commercially reasonable efforts to settle all disputes by agreement. Prior to the institution of any arbitration claims, the parties shall use commercially reasonable efforts to settle all disputes arising out of or in connection with the interpretation, performance, or nonperformance by either party of its obligations under this Agreement. If a dispute is not settled within thirty (30) days after notification by one party to the other that a dispute exists, the dispute shall be referred to and finally resolved by arbitration as provided by this Section.

18.2 The parties mutually agree to enter into MEDIATION to resolve any legal issues arising as a result of this agreement and partnership, prior to filing any pending legal actions against the other party. Mediation shall be chaired by an agreed, independent third party under the laws of Malaysia as proposed by the defending party in an attempt to reach resolution of any perceived grievance. The parties agree to enter into such mediation with a best efforts intention to resolve the grievance prior to taking further legal action.

19. FORCE MAJEURE

19.1 Neither party shall be considered in default in the performance of their obligations hereunder to the extent that performance of such obligations, or any part of them, is delayed by force majeure. Force majeure shall mean those occurrences or circumstances which are beyond the control of the party affected and cannot be reasonably foreseen and which cannot be avoided by the exercise of due diligence and care by the Parties to this Agreement so affected by force majeure.

19.2 Any loss, damage, delays in or failure of performance of the Agreement by the Parties hereto shall not constitute a default or give rise to any claims for damages, if any, in the event that such loss, damage, delay or failure is caused by force majeure.

20. NOTICES

Any notices, requests, instructions, communications or other documents, including but not limited to service of any legal process or arbitration and/or adjudication, to be given or made under this Agreement by one party to the other shall be sufficiently given if made in the English language and sent by prepaid registered post, or facsimile (such facsimile to be followed by the original document posted within the normal course of posting), or electric mail or other means as may be agreed by the Parties to the following addresses:-

For SECM,

Managing Director : Ir. Lee Men Leng
SECM SDN. BHD. (192585-H)
No. 2C, 2nd Floor,
Jalan PJS 7/3A,
Bandar Sunway,
47500 Subang Jaya, Selangor Darul Ehsan,
Malaysia

Email	:	lml@secm.com.my
Tel. No.	:	603- 7492 0433
Fax No.	:	603- 7492 0434

For MTSB,

Chief Executive Officer: Ir. Norhizam Bin Hamzah
MERCU TEKUN SDN. BHD.
No. 7-2, Jalan Sepah Puteri 5/1B ,
Seri Utama Business Centre,
Kota Damansara,
47810 Petaling Jaya,
Selangor Darul Ehsan

Email	:	norhizam@rocketmail.com
Tel No.	:	012-2060432
Fax No.	:	03-74999497

21. REPRESENTATIONS

SECM and MTSB, warrant, and covenant that neither is restricted in any way, by Agreement or otherwise, from entering into this Agreement. The persons signing this Agreement on behalf of SECM and MTSB represent and warrant that they have full authority to sign this Agreement and bind the Parties.

22. SEVERABILITY

If it is held by a court or other lawful authority of competent jurisdiction that any provision of this Agreement or part thereof is void, illegal, invalid or unenforceable, then such provision or part shall be deemed stricken, and the remaining provisions shall be severable and remain valid and in full force and effect.

23. NON-SOLICITATION

Unless given prior written consent by the other Party, which consent may require a payment, each Party agrees that it will not, during the engagement, or a period of Three (3) year(s) thereafter, knowingly solicit or hire any employee of the other Party who is directly involved, or who has been directly involved during the preceding One (1) month(s) period, in the provision of Services herein.

24. PARAMOUNTCY

If any provision of this Agreement conflicts with any Schedules/Appendices attached hereto or any Agreement executed among the Parties hereto dealing with any matter referred to herein, the provisions of this Agreement shall prevail.

25. COSTS, EXPENSES AND STAMP DUTY

Each party shall bear its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement. All stamp duty, if any, payable on this Agreement shall be borne by MTSB.

26. PUBLICITY AND ANNOUNCEMENTS

a. Each Party shall not in any event use the name of the other Party, nor of any member the other Party in any publicity related to the disclosure of the Confidential Information without the prior written approval from the other Party concerned.

b. Each Party shall not be entitled to make or permit or authorize the making of any press release nor other public statements or disclosure concerning this Agreement or any of the transactions contemplated in it without the prior written consent of the other Party.

27. SURVIVAL

Clause 3, 4, 5, 6, 8, 10, 17, 18 and 19 of this Agreement will continue in force notwithstanding the termination of this Agreement for any reason.

28. ENTIRE AGREEMENT, WAIVER AND MODIFICATIONS

This Agreement sets forth the entire understanding and agreement of the Parties with the oral respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written representations and understanding. Any failure or delay by either party to enforce any provisions of this Agreement or to exercise any rights under this agreement will not be construed as a waiver of its rights. This Contract shall become NULL & VOID if not executed by both Parties within one (1) month after release of final version of this Agreement by MTSB to SECM or vice versa. This Agreement may be amended or modified only in writing signed by both parties. This Agreement is made in the English language and is executed in Four (4) counterparts, each of which shall have the force and effect of an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives or officers duly authorized thereunto as of the date first above written.

For and on behalf of
SECM SDN. BHD.

....
Ir. Lee Men Leng
Managing Director

Witnessed by :

Lok Siew Ting
Manager, Acct Dept.
....

For and on behalf of
MERCU TEKUN SDN. BHD

....
Ir. Norhizam Bin Hamzah
Chief Executive Officer

Witnessed by ;

....
Kamal Ifee
Project Manager

APPENDIX 1 (Quotation)

MERCU TEKUN SDN. BHD.
No. 7-2, Jalan Sepah Puteri 5/1B, Seri Utama Business Centre,
Kota Damansara, 47810 Petaling Jaya,Selangor, Malaysia.
E-mail: info@mercutekun.com

OFFICIAL QUOTATION

Attention to : Lok Siew Ting
Manager, Accounts Department

Address : SECM Sdn Bhd (192585-H)
2C, 2nd Floor, Jalan PJS 7/3A
Bandar Sunway
47500, Subang Jaya
Selangor

Our Ref : MT/SECM-SSWR/Q01-22
Date : 10 Feb 2022

Dear Madam,

We have much pleasure in submitting our quotation based on the scope that has been mutually agreed as per below.

No	Description	Qty	Unit Price (RM)	Amount (RM)
1	Installation Work for C-Band Solid State Weather Radar in Malaysia Phase FY2021 1. Electrical works 2. Fibre optic works 3. Networking works 4. COTS supply and installation 5. Radar system components and cabling installation works 6. Inspection support works 7. Misc.	L/SUM	1,288,030.00	1,288,030.00
2	SST 6%	L/SUM	77,281.80	77,281.80
	Total Sum (RM)			1,365,311.80

MERCU TEKUN SDN. BHD.
No. 7-2, Jalan Sepah Puteri 5/18, Seri Utama Business Centre,
Kota Damansara, 47810 Petaling Jaya,Selangor, Malaysia.
E-mail: info@mercutekun.com

Terms of offer:

1. Firm commitment for delivery dates can only be provided upon receive of Purchase Order (PO).
2. Commencement of Work on site is pending upon issuance of an official Letter of Award to Mercu Tekun Sdn. Bhd., construction approval from related authorities and according to government regulations due to Covid-19.
3. This quotation is valid for 30 days from issuance date.
4. Payment terms are 50% advance payment with PO, 30% upon start on-site work and 20% upon completion of all relevant scope.

We trust that the above is in line with your requirements and we look forward to receiving your favourable reply in due course. Please contact us for further enquiry and information.

Yours sincerely,

MERCU TEKUN SDN. BHD.

Hj. Ir. Norhizam bin Hamzah
Managing Director / Project Director

APPENDIX 2 (Letter of Acceptance "LOA")

SECM SDN. BHD. (Co. No.: 182585 – H)
GST No.: 000246825536

LETTER OF ACCEPTANCE

Our Ref: SECM/312115/22

8th April 2022

MERCU TEKUN SDN. BHD.
201501034378 (1159698-U)
No. 7-2, Jalan Sepah Puteri 5/1B,
Seri Utama Business Centre,
Kota Damansara,
47810 Petaling Jaya,
Selangor.
ATTN : Ir. Norhizam Bin Hamzah

Dear Sir,

INSTALLATION WORK FOR C-BAND SOLID STATE WEATHER RADAR IN MALAYSIA (PHASE FY 2021)

- Letter of Acceptance

You are hereby informed that your tender for the above mentioned work is accepted subject to your quotation submission dated 10th February 2022 with ref: MT/SECM-SSWR/Q01-22. Please refer to the Appendix A for the Final Contract Price.

This Letter of Acceptance "LOA" thereof, shall constitute a binding contract between MERCU TEKUN SDN. BHD.(hereinafter referred to as "the Contractor") and SECM SDN. BHD (hereinafter referred to as "the Project Owner") who represents KYOWA EXEO Corporation of Japan. However, the Parties shall execute a formal Contract Agreement for this contract in due course.

You shall commence the works according to Kyowa EXEO Corporation master program. The completion for the works shall be on or before **30th September 2022**.

This LOA shall be binding upon the permitted assigns and the successors-in title as the case may be of the Parties. Except as otherwise expressly permitted herein, the rights and obligation of the Parties hereunder may not be assigned, whether in whole or in part, by the Contractor or the Project Owner without the consent from the other party. This LOA shall be governed by the Laws of Malaysia.

HEAD OFFICE: NO. 2C, JALAN PJS 7/3A, BANDAR SUNWAY, 47500 SUBANG JAYA, SELANGOR DARUL EHSAN, MALAYSIA.
TEL: 603-74920433, FAX: 603-74920434
JOHOR BAHRU OFFICE: SETIA BUSINESS PARK II, 16, JALAN PERNIAGAAN SETIA 6, TAMAN PERNIAGAAN SETIA
81100 JOHOR BAHRU, JOHOR. TEL: 607-3546339 FAX: 603-3592646

SECM SDN. BHD. (Co. No.: 192035 – H)

GST No.: 000245825536

Our Ref: SECM/312115/22
8th April 2022
Page 2/-

This letter is sent to you in duplicates. Please return the original copy duly signed, witnessed and stamped where indicated to this office together within 14 days from the date of this letter and retain the duplicate copy.

Thank you.

Yours Faithfully
SECM SDN BHD

....
LEE MEN LENG
Managing Director

The undersigned hereby acknowledge receipt of the above letter

....	....
Name : IR. NORHIZAM BIN HAMZAH	Name : Kamal Irfan
Address : 7-2, JLN SEPAH PUTERI 5/1B,	Address : 7-2, Jln Sepah Puteri 5/1B
SERI UTAMA BUSINESS CENTRE,	Seri Utama Business Centre,
KOTA DAMANSARA. 47810 PETALING JAYA.	Kota Damansara
Date : 20 / 04 / 2022	Date : 20 / 4 / 2022

Cert. No. AR2923 ISO 9001 : 2008   MS ISO/IEC 17025:2005

HEAD OFFICE: NO. 2C, JALAN PJS 7/3A, BANDAR SUNWAY, 47500 SUBANG JAYA, SELANGOR DARUL EHSAN, MALAYSIA.
TEL: 603-74920433, FAX: 603-74920434
JOHOR BAHRU OFFICE: SETIA BUSINESS PARK II, 16, JALAN PERNIAGAAN SETIA 6, TAMAN PERNIAGAAN SETIA,
81100 JOHOR BAHRU, JOHOR. TEL: 607-3546039 FAX: 603-3552640

APPENDIX A

No	Description	Qty	Unit Price (RM)	Amount (RM)
1	Installation Work for C-Band Solid State Weather Radar in Malaysia Phase FY2021 1. Electrical works 2. Fibre optic works 3. Networking works 4. COTS supply and installation 5. Radar system components and cabling installation works 6. Inspection support works 7. Misc.	L/SUM	1,288,030.00	1,288,030.00
2	SST 6%	L/SUM	77,281.80	77,281.80
	Total Sum (RM)			1,365,311.80

Terms of payment :

1. Payment terms are 50% advance payment with PO, 30% upon Commencement of Work on site and 20% upon completion of all relevant project.